UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                 FORM 8-K



                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported):      September 12, 2000
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                        SFC New Holdings, Inc.
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          (Exact name of registrant as specified in its charter)



State of Delaware                   33-383063                52-2173533
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(State or other jurisdiction     (Commission File No.)     (I.R.S. Employer
of incorporation or organization)                          Identification No.)


       520 Lake Cook Road, Suite 550, Deerfield, IL         60015
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       (Address of principal executive offices)           (Zip Code)


  Registrant's telephone number, including area code      (847) 405-5300
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ITEM 5.    OTHER EVENTS

SFC New Holdings, Inc. ("SFC") entered into a definitive agreement on September 12, 2000 for the sale of its wholly owned subsidiaries, Mother's Cake & Cookie Company and
Archway Cookies, to Parmalat SpA for $250 million in an all cash transaction. A copy of the press release is attached.

Upon completion of the transaction, $7.6 million of the purchase price will be paid into an escrow to secure certain potential future indemnification obligations of SFC arising out of the sale. The cap on indemnification obligations is $15 million. Both the cap and the related escrow will be reduced in thirds on the sixth, twelfth, and eighteenth month after closing adjusted accordingly for any claims activity. Additionally, the contract includes a customary working capital adjustment to the purchase price.

Estimated costs and expenses associated with the sale transaction and the related activities are approximately $25 million. Such costs and expenses include estimated income taxes, investment banking and legal fees, long term incentive plan costs, SFC severance and divestiture awards, and other projected fees and expenses related to the above activities. This amount is an estimate that is subject to variation based on the final timing and other variables related to the transaction.

The Company anticipates that the proceeds of the transaction will be disbursed in accordance with the bondholder agreement between the Company and certain of its bondholders as announced in June 2000. The Company will provide additional information regarding the sale and proceeds distribution process as soon as practicable.

Separately, the Company reported its cash balance as of September 11, 2000 was $12.6 million consisting of available cash of $8.2 million and $4.4 million of cash collateralizing letters of credit.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.
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  99.9*     Press release dated September 12, 2000 of SFC New Holdings, Inc.


                         SIGNATURES

   Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    SFC NEW HOLDINGS, INC
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                        (Registrant)



Date:    September 12, 2000                 By:  /s/  Robert L. Fishbune
                                            Robert L. Fishbune
                                            Vice  President  and
                                            Chief Financial Officer